Exhibit 99.1

       Barnes & Noble Reports First Quarter Financial Results:
                 Achieves Earnings Per Share Guidance;
                      Declares Quarterly Dividend

    NEW YORK--(BUSINESS WIRE)--May 18, 2006--Barnes & Noble, Inc. (NYSE:BKS), the world's largest bookseller, today reported sales and earnings for the first quarter ended April 29, 2006. In addition, the company also announced that its Board of Directors declared a quarterly cash dividend of $0.15 per share for stockholders of record at the close of business on June 9, 2006, payable on June 30, 2006.
    Sales for the first quarter increased 2% to $1.1 billion. Barnes & Noble store sales increased 2% to $980.5 million, with comparable store sales decreasing 0.3% for the quarter. B. Dalton sales were $23.3 million for the quarter, a 26% decrease due to store closings and a 1.8% comparable store sales decline. Sales at Barnes & Noble.com of $91.1 million for the quarter were flat compared to the prior year period.
    Bestselling titles during the quarter included John Grogan's "Marley & Me," James Patterson's "Fifth Horseman," Stephen King's "Cell," Giada de Laurentiis' "Giada's Family Dinners" and "Jim Cramer's Real Money."
    First quarter net earnings were $10.0 million or $0.14 per share, in-line with company guidance of $0.10 to $0.14 per share. Effective this quarter, the company has adopted Statement of Financial Accounting Standards No. 123(R) (As Amended), "Share-Based Payment," and began expensing stock options at the beginning of fiscal year 2006.
    Excluding a $0.04 per share impact due to stock compensation expense, first quarter net earnings were $0.18 per share, representing a 31% increase compared to the prior year.
    In the first quarter of 2006, the company acquired 2.2 million shares for $93 million under its share repurchase program.

    GUIDANCE

    For the second quarter, the company expects comparable store sales at Barnes & Noble stores to decrease in the low-single digits due to the difficult comparisons against last year's 4.3% comparable store sales increase, which included extraordinary sales of Harry Potter and the Half-Blood Prince. For the full year, the company continues to expect comparable store sales to be in the low single digits.
    Barnes & Noble, Inc.'s second quarter earnings per share is expected to be in a range of $0.22 to $0.26, which includes stock compensation expense of $0.04 per share. For the full year, the company continues to expect earnings per share to be in a range of $2.20 to $2.30, which includes stock compensation expense of $0.15 per share.
    As of April 29, 2006, the company operated 684 Barnes & Noble stores and 113 B. Dalton stores. During the first quarter, eight Barnes & Noble stores were opened and five were closed. B. Dalton closed five stores during the quarter.
    A conference call with Barnes & Noble, Inc.'s senior management will be webcast beginning at 11:00 A.M. ET on Thursday, May 18, 2006, and is accessible at www.barnesandnobleinc.com/webcasts. The call will also be archived at www.fulldisclosure.com for one year.
    Barnes & Noble, Inc. will report second quarter earnings on or about August 17, 2006.

    ABOUT BARNES & NOBLE, INC.

    Barnes & Noble, Inc. (NYSE:BKS), the world's largest bookseller and a Fortune 500 company, operates 797 bookstores in 50 states. For the fourth year in a row, the company is the nation's top retail brand for quality, according to the EquiTrend(R) Brand Study by Harris Interactive(R). Barnes & Noble conducts its online business through Barnes & Noble.com (www.bn.com), one of the Web's largest e-commerce sites and the number one online bookseller for quality among e-commerce companies, according to the latest EquiTrend survey.
    General information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company's corporate Web site: http://www.barnesandnobleinc.com.

    SAFE HARBOR

    This press release contains "forward-looking statements." Barnes & Noble is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, general economic and market conditions, decreased consumer demand for the company's products, possible disruptions in the company's computer or telephone systems, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company's online and other initiatives, the successful integration of acquired businesses, the successful and timely completion and integration of the company's new New Jersey distribution center, unanticipated increases in merchandise or occupancy costs, unanticipated adverse litigation results or effects, product shortages, and other factors which may be outside of the company's control. Please refer to the company's annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially.


                 BARNES & NOBLE, INC. AND SUBSIDIARIES
                 Consolidated Statements of Operations
                 (In thousands, except per share data)
----------------------------------------------------------------------
                                                    13 weeks ended
                                                ----------------------
                                                 April 29,   April 30,
                                                    2006       2005
                                                ----------- ----------

Sales                                           $1,114,735  1,097,170
Cost of sales and occupancy                        775,985    769,819
                                                 ---------- ----------
 Gross profit                                      338,750    327,351
                                                 ---------- ----------
Selling and administrative expenses                281,142    266,059
Depreciation and amortization                       40,555     43,311
Pre-opening expenses                                 3,280      2,447
                                                 ---------- ----------
 Operating profit                                   13,773     15,534
Interest income (expense), net                       1,510       (329)
                                                 ---------- ----------
 Income before taxes and minority interest          15,283     15,205
Income taxes                                         6,228      6,196
                                                 ---------- ----------
 Income before minority interest                     9,055      9,009
Minority interest                                      936        897
                                                 ---------- ----------
 Net income                                     $    9,991      9,906
                                                 ========== ==========

Income per common share:
 Basic                                          $     0.15       0.14
 Diluted                                        $     0.14       0.13


Weighted average common shares outstanding
 Basic                                              65,745     69,722
 Diluted                                            70,100     74,400


Percentage of sales:
Sales                                                100.0%     100.0%
Cost of sales and occupancy                           69.6%      70.2%
                                                 ---------- ----------
 Gross profit                                         30.4%      29.8%
                                                 ---------- ----------
Selling and administrative expenses                   25.2%      24.2%
Depreciation and amortization                          3.6%       3.9%
Pre-opening expenses                                   0.3%       0.2%
                                                 ---------- ----------
 Operating profit                                      1.2%       1.4%
Interest expense, net                                  0.1%       0.0%
                                                 ---------- ----------
 Income before taxes and minority interest             1.4%       1.4%
Income taxes                                           0.6%       0.6%
                                                 ---------- ----------
 Income before minority interest                       0.8%       0.8%
Minority interest                                      0.1%       0.1%
                                                 ---------- ----------
 Net income                                            0.9%       0.9%
                                                 ========== ==========


                 BARNES & NOBLE, INC. AND SUBSIDIARIES
                      Consolidated Balance Sheets
                 (In thousands, except per share data)

----------------------------------------------------------------------
                                      April 29,  April 30, January 28,
                                        2006       2005       2006
                                     ---------- ---------- ----------

        ASSETS
Current assets:
 Cash and cash equivalents           $   57,616    322,095    372,586
 Receivables, net                        97,288     94,292     99,117
 Merchandise inventories              1,366,480  1,307,421  1,313,997
 Prepaid expenses and other current
  assets                                 77,087    125,733     74,476
                                      ---------- ---------- ----------
  Total current assets                1,598,471  1,849,541  1,860,176
                                      ---------- ---------- ----------

Property and equipment:
 Land and land improvements               3,247      3,247      3,247
 Buildings and leasehold
  improvements                          983,603    958,827    984,535
 Fixtures and equipment               1,199,796  1,083,330  1,174,973
                                      ---------- ---------- ----------
                                      2,186,646  2,045,404  2,162,755
 Less accumulated depreciation and
  amortization                        1,392,324  1,250,446  1,356,379
                                      ---------- ---------- ----------
  Net property and equipment            794,322    794,958    806,376
                                      ---------- ---------- ----------

Goodwill                                262,681    267,311    263,731
Intangible assets, net                   93,110     96,196     93,834
Deferred taxes                          114,720    123,682    114,046
Other noncurrent assets                  24,325     36,881     25,969
                                      ---------- ---------- ----------
  Total assets                       $2,887,629  3,168,569  3,164,132
                                      ========== ========== ==========

        LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable                    $  768,591    729,779    828,852
 Accrued liabilities                    540,544    496,852    683,816
                                      ---------- ---------- ----------
  Total current liabilities           1,309,135  1,226,631  1,512,668
                                      ---------- ---------- ----------

Long-term debt                                -    245,000          -
Deferred income taxes                   157,344    193,743    158,035
Other long-term liabilities             363,294    370,812    367,531

Minority interest                         9,121      8,044     10,057

Shareholders' equity:
 Common stock; $.001 par value;
  300,000 shares authorized;
  84,180, 80,270 and 83,370
  shares issued, respectively                84         80         83
 Additional paid-in capital           1,116,859  1,007,922  1,091,018
 Accumulated other comprehensive
  loss                                   (8,965)    (9,781)    (9,085)
 Retained earnings                      512,617    396,040    512,594
 Treasury stock, at cost, 18,843,
  11,162 and 16,690 shares,
  respectively                         (571,860)  (269,922)  (478,769)
                                      ---------- ---------- ----------
  Total shareholders' equity          1,048,735  1,124,339  1,115,841
                                      ---------- ---------- ----------
Commitments and contingencies                 -          -          -
                                      ---------- ---------- ----------
 Total liabilities and shareholders'
  equity                             $2,887,629  3,168,569  3,164,132
                                      ========== ========== ==========

    CONTACT: Barnes & Noble, Inc.
             Media:
             Mary Ellen Keating, 212-633-3323
             Senior Vice President
             Corporate Communications
             or
             Investors:
             Joseph J. Lombardi, 212-633-3215
             Chief Financial Officer